Sub-Item 77Q2


Nuveen Insured Municipal Opportunity Fund, Inc.
33-42234, 811-06379


Based on a review of the SEC Forms 3, 4 and 5 furnished to the Fund, the Fund believes that all
Section 16(a) filing requirements applicable to the Funds officers and directors, investment adviser and affiliated persons of the investment adviser were complied with, except that a Form 3 report, Initial
Statement of Beneficial Ownership of Securities, on behalf of the officer listed below, was amended, due to an incorrect date on original Form 3.
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There are no greater than ten-percent
shareholders of the Fund.


OFFICER:

James Ruane, filed amended Form 3 on April 6, 2009, accession number
0001225208-09- 009952.